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May 16, 2007

Electroglas, Inc.
Electroglas International, Inc.
EGsoft, Inc.
EGsoft Holdings Corporation
5729 Fontanoso Way
San Jose, California 95138

Re: Electroglas, Inc. - $25,750,000 Aggregate Principal Amount of 6.25% Convertible Senior Subordinated Secured Notes due 2027 and Electroglas, Inc. Common Stock Issuable Upon Conversion of the Notes; Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Electroglas, Inc., a Delaware corporation (the "Company"), Electroglas International, Inc., a Delaware corporation (the "Guarantor" and, together with the Company, the "Obligors"), EGsoft, Inc., a Delaware corporation ("EGsoft"), and EGsoft Holdings Corporation, a Delaware corporation ("EGsoft Holdings," and together with EGsoft, the "Potential Guarantors"), in connection with a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration and resale of (i) up to an aggregate of $25,750,000 principal amount of 6.25% Convertible Senior Subordinated Secured Notes due 2027 of the Company (the "Notes"), and (ii) up to 11,220,044 shares of the Company's common stock, $0.01 par value per share ("Common Stock"), issuable upon conversion of the Notes (the "Conversion Shares"), being offered by certain selling securityholders specified in the Registration Statement. The Notes were issued pursuant to the terms and conditions of an Indenture (the "Indenture"), dated March 26, 2007, by and among the Company, the Guarantor and The Bank of New York Trust Company, N.A, as trustee (the "Trustee"), as amended by that certain First Supplemental Indenture, dated as of May 15, 2007 (the "First Supplemental Indenture"). The Notes are guaranteed by the Guarantor in accordance with the terms of the Indenture (the "Guarantor Guarantee") and may be guaranteed by one or more of the Potential Guarantors by, among other things, executing the form of Note Guarantee contained in the Indenture (the "Potential Guarantees").

We have examined originals or copies of the following documents, all dated on or as of March 26, 2007, unless otherwise indicated:
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Electroglas, Inc.
May 16, 2007
Page Two

1.       The Indenture, including the form of Note Guarantee contained therein;

2. Note No. 1 issued pursuant to the Indenture in the name of Cede & Co. in the principal amount of $25,750,000 (the "Global Note"); and

3.       The First Supplemental Indenture, dated as of May 15, 2007.

The Indenture, the Global Note and the First Supplemental Indenture are collectively referred to herein as the "Documents."

In connection with this opinion, we have examined originals or copies of the Documents. In addition, we have examined such records, documents, certificates of public officials and of the Obligors and the Potential Guarantors and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of the Documents, we have assumed that each party to one or more of the Documents other than the Obligors has the power and authority to execute and deliver, and to perform and observe the provisions of, the Documents, and has duly authorized, executed and delivered such Documents, and that such Documents constitute the legal, valid and binding obligations of such party enforceable against such party in accordance with their terms.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(a) The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

(b) Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.
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Electroglas, Inc.
May 16, 2007
Page Three
(c) Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

(d) Except to the extent encompassed by an opinion set forth below with respect to an Obligor or a Potential Guarantor, we express no opinion as to the effect on the opinions expressed herein of (1) the compliance or non-compliance of any party to the Documents with any law, regulation or order applicable to it, or (2) the legal or regulatory status or the nature of the business of any such party. In addition, we express no opinion of any kind with respect to income tax matters relating to the Notes, the Guarantor Guarantee, the Potential Guarantees or the Conversion Shares.

(e) The enforceability of any provision of the Documents which purports to transfer rights under a contract or a governmental permit, license or other authorization, or a claim against a governmental entity, the transfer of which is prohibited or restricted (by a requirement of consent or otherwise) by the contract or by law.

(f) The enforceability of provisions of the Documents providing for indemnification or contribution to the extent such indemnification or contribution is against public policy.

(g) The effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms or aid in the interpretation of the Documents.

(h) The circumstances under which rights of setoff may be exercised.

(i) The enforceability of provisions of the Documents expressly or by implication waiving broadly or vaguely stated or unknown future rights, or waiving rights granted by law, where such waivers are against public policy.

(j) The enforceability of provisions of the Documents providing that rights or remedies are not exclusive, that every right or remedy is cumulative, or that the election of a particular remedy or remedies does not preclude recourse to one or more other remedies.

Electroglas, Inc.
May 16, 2007
Page Four


(k) The enforceability of a requirement that provisions of the Documents may only be modified in writing to the extent that an oral agreement has been entered into modifying provisions of the Documents.

(l) The enforceability of provisions of the Documents imposing or which are construed as effectively imposing penalties or forfeitures.

(m) The enforceability of provisions of the Documents which purport to establish evidentiary standards or to make determinations conclusive or powers absolute.

(n) The enforceability of the waivers contained in Section 5.10 of the Indenture.

(o) The enforceability of choice of law provisions contained in the Documents and the enforceability of any provisions that purport to establish a particular court as the forum for adjudication of any controversy relating to the Documents or which purport to cause any party to waive or alter any right to a trial by jury or which waive objections to jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

(i) The Notes have been validly issued and constitute the valid and binding obligations of the Company.

(ii) The Guarantor Guarantee has been validly issued and constitutes the valid and binding obligations of the Guarantor.

(iii) If and when (a) a Potential Guarantor has taken all necessary action to approve the execution and delivery of a Potential Guarantee in the form contained in the Indenture and in accordance with the terms of the Indenture, and the issuance of such Potential Guarantee, and (b) such Potential Guarantee has been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, such Potential Guarantee will have been validly issued and will constitute the valid and binding obligations of such Potential Guarantor.

(iv) The Conversion Shares, upon conversion of the Notes and delivery of the Conversion Shares in accordance with the Notes, will be validly issued, fully paid and nonassessable.

Electroglas, Inc.
May 16, 2007
Page Five


We express no opinion as to matters governed by laws of any jurisdiction other than the substantive laws of the State of New York, with respect to our opinions in paragraphs (i), (ii) and (iii), the corporate law of the State of Delaware and the federal securities laws of the United States of America, as in effect on the date hereof.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm under the caption "Legal Matters" in the prospectuses included therein.

Very truly yours,

/s/ Morrison & Foerster LLP